Exhibit 10.1

Settlement Agreement

This Settlement Agreement (“Agreement”) is entered into this 5th day of February, 2020 (the “Effective Date”), by and between Creative Learning Corporation (“CLC” or the “Company”), Bart Mitchell, Gary Herman, JoyAnn Kenny-Charlton on the one hand and Christopher Rego (“Rego”) and Rod Whiton (“Whiton”) (collectively, “Rego/Whiton”) and John Simento and R. Gary Zell, II on the other hand.

RECITALS

WHEREAS, Rego/Whiton have solicited the consent of CLC shareholders to take action without a meeting of the shareholders, specifically proposing 1) to remove Blake Furlow, Bart Mitchell, Gary Herman and JoyAnn Kenney-Charlton from the CLC board of directors and 2) to elect Rego, Whiton, John Simento and R. Gary Zell, II to serve on the CLC board of directors as set forth in the various documents submitted to the Securities and Exchange Commission; and

WHEREAS, Rego/Whiton have submitted to the company within the 60 days from the record date the completed and unrevoked consents of a number of shareholders, which consents were conveyed to First Coast Results, Inc., (“First Coast”) which has agreed to act as Inspectors of Election for the consent solicitation referenced in the preceding paragraph; and

WHEREAS, First Coast delivered Preliminary Voting Results on January 23, 2020 and CLC has notified First Coast that it elects to engage in a Review and Challenge Session regarding the voting results; and

WHEREAS, CLC’s board of directors passed a resolution, which was announced pursuant to a January 27, 2020 Form 8-K, setting an annual meeting of shareholders of CLC on April 15, 2020 in Boise, Idaho; and

WHEREAS, CLC and Rego/Whiton have reached an agreement to resolve the issues addressed in the consent solicitation, the voting results and all issues between CLC and Rego/Whiton and to put any remaining issues to a vote of the shareholders and are entering into this Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, the legal sufficiency of which are hereby acknowledged, CLC and Rego/Whiton agree as follows:

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1)                  Board Composition and Related Matters.

a.                   The Board of CLC currently is composed of three individuals (i) JoyAnn Kenny-Charlton (ii) Gary Herman, and (iii) Bart Mitchell. Prior to the date of this Agreement, Blake Furlow resigned from the Board of CLC. Effective as of the date of this agreement, Bart Mitchell resigns from the Board of CLC.

b.                  Pursuant to this Agreement the size of the Board shall be fixed at no more than four (4) directors until such time as it is changed by a majority vote of the Board and shall be composed of the following individuals: (i) Chris Rego (ii) Rod Whiton (iii) JoyAnn Kenny-Charlton (iv) Gary Herman (collectively, the “Board”).

c.                   Rego and Whiton (i) will answer and execute the board questionnaire, which shall be filed with the Company and (ii) shall execute an attestation affirming their qualifications to serve on the board of the Company. Upon the acceptance of this agreement, the attestations, the completed questionnaires (and that the information in the questionnaires present no issues that would create conflict with SEC regulations), Rego and Whiton shall be presented on the ballot for election to the board of directors at the April 15, 2020 annual shareholders meeting.

d.                  John Simento and R. Gary Zell, II will answer and execute the board questionnaire and will submit their qualifications to be future board members according to the company’s bylaws. In the event they do not so qualify, Rego and Whiton may nominate additional prospective board members. Nothing in this Agreement is intended to inhibit the ability of other shareholders and board members to nominate board candidates at the Shareholders Meeting as permitted by law.

2)                  Management.

a.                   The Company hereby appoints Chris Rego as Chief Executive Officer of BFK Franchise Company, LLC until the time that CLC files its annual report on Form 10-K for the year ended September 30, 2019, and its quarterly report on Form 10-Q for the period ending December 31, 2019. Upon the filing of such reports, or on March 31, 2020 if the reports have not then been filed, Chris Rego shall also assume the office of Chief Executive Officer of CLC and Bart Mitchell shall then be President of CLC.

b.                  A shareholders meeting will be held approximately 60 days after the filing of the Form 10-K for the year ended September 30, 2019, which the parties believe will result in an annual meeting held on or about April 15, 2020. If any unforeseen events arise that might make keeping this date impossible, the meeting will be set at the earliest date possible.

c.                   With the exception of Gary Herman, who will receive $7,250 as cash compensation for fulfilling his duties as audit committee chairperson during the second quarter of fiscal year 2020, there will be a moratorium on compensation for the Board until after the shareholder meeting to be held on or about April 15, 2020.

d.                  The Company shall pay $10,000 to Rego/Whiton to compensate them for expenses incurred in their consent solicitation campaign. Upon such payment the consent solicitation shall be terminated, and Rego/Whiton shall be deemed to have withdrawn their nomniationn of John Simento and R. Gary Zell to be board members pursuant to the consent solicitation

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3)                  Disclosures.

a.                   All proper disclosures will be made in the proxy materials for the shareholders meeting to be held on April 15, 2020 (the “Shareholders Meeting”).

b.                  All information deemed relevant and appropriate by the affirmative vote of two of the four board members shall be included in the proxy materials, in the judgment of SEC counsel for CLC.

c.                   The board questionnaire will be filled out by Rego and Whiton and filed with the Company.

4)                  No Litigation.

a.                   Each of the Board members as the Board has been reconstituted pursuant to Section 1(b) and Bart Mitchell herein covenant and agree that they shall not, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a “Legal Proceeding”) against the Company, Bart Mitchell or the other Board members , except for 1) any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; 2) any alleged breach of a franchise agreement or other business relationship, 3) any request or claim for indemnity or damages against the Company under existing agreements, the bylaws or statutes, or 4) any claim based upon conduct after the Effective Date (hereinafter, “Excluded Claims”); provided, however, that the foregoing shall not prevent any of the Board Members from responding to any Legal Proceeding.

b.                  The Company covenants and agrees that it shall not, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any Board member as it has been reconstituted pursuant to Section 1(b) herein or Bart Mitchell except for 1) any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; 2) any alleged breach of a franchise agreement or other business relationship, request for indemnity under existing agreements, the bylaws or statutes, or 3) any claim based upon conduct after the Effective Date; provided, however, that the foregoing shall not prevent the Company from responding to any Legal Proceeding.

c.                   The Company and the Board shall, as promptly as practicable following the execution of this Agreement, take all action necessary to dismiss that certain arbitration in respect to the UAE Rego matter. The disinterested members of the Board do hereby, as a result of signing this Agreement, authorize the Company to enter the Rego Settlement Agreement attached hereto as Exhibit A.

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5)                  Mutual Releases.

a.                   Each member of the Board as it has been reconstituted pursuant to Section 1(b) herein and the Company, on behalf of themselves and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates , do hereby remise, release and forever discharge, and covenant not to sue or take any steps to pursue any Legal Proceeding against the Company, the members of the Board as it has been reconstituted pursuant to Section 1(b) or Bart Mitchell, it being the intent of the parties to this agreement to release any claims the Company or such Board members may have against one another or each other for conduct which predates the Effective Date other than Excluded Claims. This release shall not apply to claims by and between the Company and Brian Pappas or any claims for indemnity or damages under any existing agreements, the bylaws or statutes.

b.                  Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

6)                  Compliance with Securities Laws. Each member of the Board acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or form communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7)                  Confidentiality.

a.                   Each member of the Board acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Board and its Representatives by the Company and their Representatives. For the avoidance of doubt, the term “Confidential Information” shall include any information relating to the discussions or negotiations between the Company and its Representatives, on the one hand, and the Board Member and its Representatives, on the other hand. Each of the Board Members agrees that the Confidential Information shall be kept confidential and that the Board and its Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided however, that no member of the Board shall be prohibited from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act); provided, further, that the term “Confidential Information” shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any member of the Board shall or any of its Representatives in violation of the terms of this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the Board or any of its Representatives; or (ii) was independently developed or acquired by any member of the Board without violating any of the obligations of any member of the Board or any of its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the Board or any of its Representatives without use of any Confidential Information. Each of the Board Members shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 9 by any of its Representatives, including taking all reasonable measures (including Legal Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

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b.                  In the event that any member of the Board or any of its Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”), such member of the Board and its Representatives shall (i) provide the Company prompt written notice of such Legal Requirement so that the Company may seek an appropriate protective order and waive compliance with the provisions of this Agreement; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement. If, in the absence of a protective order or the receipt of a waiver hereunder, such member of the Board is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such member of the Board may disclose to the required person that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided, however, that such member of the Board shall give the Company written notice as far in advance of its disclosure as is reasonably practicable and shall cooperate using commercially reasonable efforts in assisting the Company in connection with the Company seeking to obtain an order or other reliable assurance that confidential treatment shall eb accorded to such portion of the Confidential Information required to be disclosed.

c.                   For the avoidance of doubt, the obligations under this Section 9 shall be in addition to, and not in lieu of, each Board Member’s confidentiality obligations under Delaware law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.

8)                  Non-admission of Liability. The parties acknowledge that the execution of this Agreement and consideration hereunder are not, and shall not be, construed in any way as an admission of wrongdoing or liability on the part of either party.

9)                  Entire Agreement. This Agreement, and Exhibit A attached hereto, constitutes a single, integrated written contract expressing the entire understanding and agreement between the parties, and the terms of the Agreement are contractual and not merely recitals. No other agreement, written or oral, expressed or implied, exists between the parties with respect to the subject matter of this Agreement, and the parties declare and represent that no promise, inducement, or other agreement not expressly contained in this Agreement has been made conferring any benefits upon them.

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10)              Final and Binding Agreement. This Agreement, including its terms, conditions, and obligations, shall be binding upon and inure to the benefit of the parties and their respective Agents, representatives, successors, assigns, subsidiaries, affiliates, and beneficiaries.

11)              Governing Law, Jurisdiction, and Venue. This agreement and any rights, remedies, and/or obligations provided for in this Agreement shall be governed, construed, and enforced in accordance with the substantive and procedural laws of the State of Delaware.

12)              Attorney’s Fees. In the event either party is required to retain the services of an attorney in order to enforce the terms or provisions of this Agreement in any Legal Proceeding arising therefrom, the prevailing party shall be entitled to recover all costs, expenses and reasonable attorneys' fees for the prosecution and/or defense thereof. In addition, if any party defaults in any manner or fails to fulfill any or all provisions of this Agreement, and any other party places this Agreement with any attorney to exercise any of its rights upon such default or failure, or if suit be instituted or defended by any party by reason of, under or pertaining to such default or failure, then the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses from the other defaulting party.

13)              Modification. No amendment, modification, change, waiver, and/or alteration of the terms or provisions of this Agreement, whether in full or in part, shall be binding unless the same shall be in writing and duly executed by all parties.

14)              Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

15)              Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted electronically, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. This Agreement is conditioned upon the full execution of the Rego Settlement Agreement, Exhibit A.

16)              Construction. The parties agree that they have the opportunity to have this Agreement reviewed by their own counsel. The parties acknowledge and agree that the rule of construction that an ambiguous contract should be constructed against the drafter shall not be applied in any construction or interpretation of this agreement. The parties also agree this Agreement does not modify or alter any duties the Company has to the Board under the bylaws or any other agreement, statute or rule.

17)              No Third-Party Beneficiaries. This Agreement is solely for the benefit of each Party individually and the Parties collectively. There are no intended third-party beneficiaries, and the Parties expressly disclaim any unintended third-party beneficiaries to this Agreement or any part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below for the purposes set forth herein.

/s/ Bart Mitchell, CEO	Date:	2/4/2020
Creative Learning Corporation By: Bart Mitchell, it’s CEO	Date:	2/4/2020
/s/ Bart Mitchell
Bart Mitchell

/s/ Gary Herman	Date:	2/7/2020
Gary Herman
/s/ JoyAnn Kenny-Charlton	Date:	2/4/2020
JoyAnn Kenny-Charlton
/s/ Chris Rego	Date:	2/4/2020
Chris Rego
/s/ Rod Whiton	Date:	2/4/2020
Rod Whiton
/s/ John Simento	Date:	2/4/2020
John Simento
/s/ R. Gary Zell, II	Date:	2/5/2020
R. Gary Zell, II

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Exhibit A

Settlement Agreement by and between Chis Rego, John Simento and BFK Franchise Company, LLC

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REGO Settlement Agreement

This Settlement Agreement (“Agreement”) is entered into this 4th day of January, 2020 (the “Effective Date”), by and between Chris Rego & John Simento (“Rego Parties”), on the one hand and BFK Franchise Company, LLC (“BFK”) on the other hand.

RECITALS

WHEREAS, the Rego Parties are a current BFK franchisee who on May 29, 2015 entered into a Transfer Agreement with BFK and Ayman Matar for the purchase and transfer of a BFK Franchise in the United Arab Emirates (“UAE”). Upon execution of this Transfer Agreement the Rego Parties agreed to operate an approved and protected franchise in the UAE subject to the terms and conditions of the March 27, 2012 BFK International Master Franchise Agreement (“UAE Franchise Agreement”).

WHEREAS, Rego Parties have asserted certain registrations (which are lacking) are required of all foreign companies conducting business in the UAE; and

WHEREAS, the parties disagree as to which party, if any, is required to ensure that all required registrations are made and that Rego Parties and BFK are in compliance with all applicable UAE trademark and business regulations; and

WHEREAS, permits and licenses may also be required for Rego Parties to continue to conduct business in Dubai or other areas in his territory; and

WHEREAS, on December 6, 2019, BFK filed a complaint against the Rego Parties with the International Centre for Dispute Resolution, The International Division of the American Arbitration Association (Case No 01-19-0004-4019) (“Arbitration Complaint”), alleging various claims related to the parties’ dispute over their obligations under the UAE Franchise Agreement; and

WHEREAS, BFK has reached an agreement with the Rego Parties to resolve the dispute set forth in the above-mentioned AAA complaint and any other matter arising from the UAE Franchise Agreement or the Rego Parties’ business operations in the United Arab Emirates; and

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, the legal sufficiency of which are hereby acknowledged, Rego Parties and BFK agree as follows:

18)              Registration fees, permits and licenses. Rego Parties agree to acquire and pay for all required fees, permits, licenses, and other known and unknown permissions associated with or required for the establishment and operation of his BFK franchise or any sub-franchises in the UAE. Within seven days of the execution of this Agreement the Rego Parties shall provide again to the Company with a list of any such fees, permits, licenses or other known permissions that are required for the operation of his BFK franchise in the UAE. In the event the Rego Parties fail, despite their good faith efforts, to secure the items listed in response to the preceding sentence within 9 months of providing the Company with the list, then the UAE Franchise Agreement shall be terminated.

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19)              Past BFK royalties. BFK agrees to forgive all of the Rego Parties’ currently existing back-owed royalty fees related to the UAE Franchise Agreement through July 2019. As a result, Rego shall pay to BFK the sum of $4,425 to resolve all claims BFK has related to royalties which predate January 2020. This payment is deferred as per paragraph #6.

20)              Dismissal of AAA Complaint. BFK shall dismiss the Arbitration Complaint with prejudice upon the full execution of this Agreement and Rego’s payment of the amounts due pursuant to the preceding paragraph.

21)              Mutual Release. Upon execution of this Agreement as set forth above, the parties hereby agree to mutually release and discharge one another from any and all liability and/or potential claims they may have against one another arising from or related to the UAE Franchise Agreement or the Rego Parties’ business operations in the UAE. It is the parties’ intent that they release one another from any liability for any acts or omissions which predate this agreement and are related to the UAE Franchise Agreement, but not any other claims which the parties may have against each other.

22)              Resumption of Payments. Beginning January 1, 2020, the Rego Parties shall resume all payments due under the UAE Franchise Agreement and agree to act in strict compliance therewith at all time after the execution of this Agreement. All Royalties due for January and February 2020 will be paid to company within ten days of execution of this agreement. This payment is deferred as per paragraph #6.

23)              Deferment of Payments. All payments due by Rego Parties under this Agreement and the UAE Franchise Agreement shall accrue but do not become payable to the BFK until the Rego Parties secure the various authorizations set forth in the letter produced pursuant to Paragraph #1. In the event they do not secure the authorizations and the UAE Franchise Agreement terminates pursuant to this Agreement, then the Rego Parties shall not owe any money pursuant to this Agreement or the UAE Franchise Agreement.

24)              Deferment Terms. During the term of the deferment of payments and until such time as the Rego Parties have all authorizations necessary to legally conduct business in the UAE, the Rego Parties agree not to operate or collect money. In the event they do begin to collect money, then all payments then accrued are due and payable in ten days from the date they first took money. In any event when the deferred payments first become due, the total deferred payments then owing shall be divided into sixty monthly payments and shall be payable over the course of five years on a monthly basis with no interest.

25)              Termination. In the event the UAE Franchise Agreement shall terminate pursuant to paragraph #6, all deferred payments shall be forgiven and the Rego Parties shall be bound by all post-termination terms contained in the UAE Franchise Agreement, including, but not limited to, Sections 8.2 and 9.3. Should this agreement be terminated by for the inability to acquire licensure, permits etc, after good faith efforts have been made as outline in 1) of this agreement, the termination shall not constitute a material breach nor carry the penalties of such.

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26)              Entire Agreement. This Agreement Constitutes a single, integrated written contract expressing the entire understanding and agreement between the parties, and the terms of the Agreement are contractual and not merely recitals. No other agreement, written or oral, expressed or implied, exists between the parties with respect to the subjective matter of this Agreement, and the parties declare and represent that no promise, inducement, or other agreement not expressly contained in this Agreement has been made conferring any benefits upon them.

27)              Validity of Existing Agreement – the parties agree the UAE Franchise Agreement dated March 27, 2012 and the Transfer Agreement dated May 29, 2015 are valid and enforceable and by execution of this Agreement, the parties only intend to clarify responsibilities and modify royalty payment obligations as specified herein. The remaining terms and conditions shall continue in full force and effect.

28)              Final and Binding Agreement. This Agreement, including its terms, conditions, and obligations, shall be binding upon and inure to the benefit of the parties and their respective Agents, representatives, successors, assigns, subsidiaries, affiliates, and beneficiaries.

29)              Governing Law, Jurisdiction, and Venue. This agreement and any rights, remedies, and/or obligations provided for in this Agreement shall be governed, construed, and enforced in accordance with the substantive and procedural laws of the State of Florida.

30)              Attorney’s Fees. In the event either party is required to retain the services of an attorney in order to enforce the terms or provisions of this Agreement in any litigation arising therefrom, the prevailing party shall be entitled to recover all costs, expenses and reasonable attorneys' fees for the prosecution and/or defense thereof. In addition, if any party defaults in any manner or fails to fulfill any or all provisions of this Agreement, and any other party places this Agreement with any attorney to exercise any of its rights upon such default or failure, or if suit be instituted or defended by any party by reason of, under or pertaining to such default or failure, then the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses from the other defaulting party.

31)              Modification. No amendment, modification, change, waiver, and/or alteration of the terms or provisions of this Agreement, whether in full or in part, shall be binding unless the same shall be in writing and duly executed by all parties.

32)              Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

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33)              Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted electronically, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

34)              Construction. The parties agree that they have the opportunity to have this Agreement reviewed by their own counsel. The parties acknowledge and agree that the rule of construction that an ambiguous contract should be constructed against the drafter shall not be applied in any construction or interpretation of this agreement.

35)              No Third-Party Beneficiaries. This Agreement is solely for the benefit of each Party individually and the Parties collectively. There are no intended third-party beneficiaries, and the Parties expressly disclaim any unintended third-party beneficiaries to this Agreement or any part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below for the purposes set forth herein.

/s/ Chris Rego	Date:	2/4/2020
Chris Rego
/s/ John Simento	Date:	2/4/2020
John Simento
/s/ Bart Mitchell	Date:	2/6/2020
Bart Mitchell, on behalf of BFK Franchise Company, LLC

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